Investor Contact:           Alex Lewis
                  877-784-7167

Media Contact:               Debbie Atkins                                                                      NEWS RELEASE
                                          864-597-8361

DENNY’S CORPORATION REPORTS RESULTS FOR THE THIRD QUARTER 2007

SPARTANBURG, S.C., November 1, 2007 – Denny’s Corporation (NASDAQ: DENN) today reported results for its third quarter ended September 26, 2007.

Third Quarter Summary

•	Same-store sales increased 1.3% at company units and 3.2% at franchised units
•	Adjusted income before taxes increased to $5.8 million
•	The company expects to achieve full-year earnings at the upper end of original guidance range
•	Total debt reduced by $26.6 million; $45.2 million reduction year-to-date
•	22 company restaurants sold under Franchise Growth Initiative (FGI) to eight franchisees; 56 sold year-to-date
•	22 new franchise restaurant development commitments signed; 71 commitments year-to-date
•	Completed operational realignment expected to reduce costs by a net $5.0-$6.0 million per year
•	Launched a joint development program with Pilot Travel Centers

Nelson Marchioli, President and Chief Executive Officer, stated, “Our third quarter results reflect further progress on our strategic initiatives and a proactive approach to managing our business in a difficult environment.  We delivered positive same-store sales on top of strong comparable sales in the prior year, and we achieved adjusted income growth even as we significantly decreased the number of company restaurants through our Franchise Growth Initiative.  Our development programs are building momentum with 56 restaurants sold to franchisees and franchisee commitments for 71 new restaurants.  Our increasing cash flow from operations, along with the proceeds from asset sales, has strengthened our balance sheet as we have reduced our debt by more than $45 million this year.  While we expect the current pressures facing our industry on both sales and costs will persist in the near term, we are confident that as we execute on our strategic initiatives we will continue driving long-term shareholder value.”

Third Quarter Results

For the third quarter of 2007, Denny’s reported total operating revenue, including company restaurant sales and franchise revenue, of $241.4 million compared with $258.2 million in the prior year quarter.  The company restaurant sales component of total revenue decreased $17.9 million due primarily to a significant reduction in company restaurants from the prior year period.  Same-store sales growth of 1.3% at company restaurants partially offset the impact of fewer restaurants.  During the third quarter, Denny’s opened two new company restaurants and sold 22 to franchisee operators.  The sale of 56 company restaurants this year under the Franchise Growth Initiative combined with the closure of underperforming restaurants in the prior year resulted in 51 fewer equivalent units in this year’s third quarter.

Franchise revenue increased $1.1 million to $24.6 million as a result of a $1.9 million increase in royalties and initial fees, partially offset by a $0.8 million decrease in occupancy revenue.  The increase in royalties and fees resulted from a 3.2% increase in franchised same-store sales combined with additional upfront fees generated on the sale of company restaurants to franchisees.  The decrease in franchise occupancy revenue is due primarily to the sale of real estate previously leased to franchisees.  A $0.1 million increase in franchise costs partially offset the $1.1 million increase in franchise revenue resulting in $1.0 million increase in franchise operating margin in the third quarter.

Company restaurant operating margin (as a percentage of company restaurant sales) for the third quarter was 11.9%, a decrease of 1.9 percentage points compared with the same period last year.  Product costs for the third quarter increased 0.2 percentage points to 25.6% of sales due primarily to increasing commodity costs.  Payroll and benefit costs were flat with the prior year period at 40.7% of sales.  Occupancy costs increased 0.6 percentage points due primarily to additional general liability expense.  Legal settlement expense of $1.6 million in the third quarter was $2.4 million, or 1.0 percentage points, higher than the prior year benefit of $0.8 million.  Excluding the increase in general liability expense and legal settlement expense, company restaurant operating margin decreased 0.4 percentage points.

General and administrative expenses for the third quarter decreased $0.4 million from the same period last year due primarily to $1.0 million reduction in share-based compensation partially offset by a $0.6 million increase in core G&A expenses.

Depreciation and amortization expense for the third quarter decreased by $1.7 million compared with the prior year period due primarily to the sale of real estate assets over the past year.  Operating gains, losses and other charges, net, which reflect restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, decreased $36.0 million in the quarter due primarily to $39.0 million in gains on the sale of real estate during the prior year quarter.  Restructuring charges and exit costs in the third quarter totaled $3.7 million, an increase of $2.2 million over the prior year, attributable to severance and other expenses associated with the Company’s strategic realignment during the third quarter.

Operating income for the third quarter decreased $39.3 million to $16.3 million due primarily to the operating gains in the prior year period.  Excluding this item in both periods, operating income for the third quarter decreased $3.3 million on $16.8 million less in revenue.

Interest expense for the third quarter decreased $4.5 million, or approximately 30%, to $10.5 million due primarily to reduced debt balances and improved borrowing costs.

Net income for the third quarter was $5.3 million, or $0.05 per diluted common share, a decrease of $20.2 million compared with prior year net income of $25.5 million, or $0.26 per diluted common share.  Adjusted income before taxes for the third quarter was $5.8 million, an increase of $0.2 million compared with prior year income of $5.6 million.  This measure, which is used as an internal profitability metric, excludes restructuring charges, exit costs, impairment charges, asset sale gains, share-based compensation, other nonoperating expenses and income taxes.

Franchise Growth Initiative (FGI)

Denny’s has made considerable progress on its strategic initiative to increase franchise restaurant development through the sale of certain geographic clusters of company restaurants.  During the third quarter, the company sold 22 restaurant operations and certain related real estate to eight franchisees for net proceeds of $8.7 million.  This brings the total number of company restaurants sold year-to-date to 56 and the total net proceeds to $30.6 million.

Fulfilling the unit growth expectations of this program, the franchisees that purchased company restaurants during the quarter signed development agreements to build an additional 9 new franchise restaurants.  This brings the year-to-date total for restaurant development agreements attributable to FGI to 35 restaurants.

In addition to franchise development agreements signed under FGI, Denny’s has been negotiating development agreements for areas not covered by the FGI program under its Market Growth Incentive Plan (MGIP).  In the third quarter, franchisees signed MGIP agreements to build an additional 13 franchise restaurants.  This brings the year-to-date total for MGIP development agreements to 36 restaurants.

The company also divested one other real estate asset during the third quarter for net proceeds of $0.4 million, bringing the year-to-date total for other real estate proceeds to $5.4 million.

During the third quarter, net cash proceeds from asset sales along with cash flow from operations were used to reduce outstanding debt by $26.6 million.  Year-to-date, total outstanding debt has been reduced by $45.2 million, or approximately 10.0%.

Business Outlook

The company has updated its previously issued full-year earnings guidance for 2007 based on year-to-date results and the successful execution of FGI.  The company now expects to achieve $8 to $10 million of adjusted income before taxes which is at the upper end of the original guidance range of $0 to $10 million.  This financial and operating guidance for 2007 is based on management expectations at this time.

Company same-store sales	0% to 1%
Franchise same-store sales	1% to 2%
Company unit openings	6
Franchise unit openings	18
Units refranchised (FGI)	96 to 106
Company restaurant revenue	$840 to $850 million
Franchise revenue	$93 to $94 million
Interest expense, net	$43 to $44 million
Adjusted income before taxes *	$8 to $10 million
Cash capital expenditures	$37 to $39 million

* Please refer to the reconciliation of net income to adjusted income before taxes in the tables included below.

Further Information

Denny’s will provide further commentary on its results for the third quarter of 2007 on its quarterly investor conference call today, Thursday, November 1, 2007 at 5:00 p.m. EST.  Interested parties are invited to listen to a live broadcast of the conference call accessible through Denny’s website at www.dennys.com.  On the front page of the website, follow the link to “Investor Relations.”  Then select the “Webcast” icon under “Upcoming Events.”  A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is America’s largest full-service family restaurant chain, consisting of 468 company-owned units and 1,071 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2006 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	9/26/07	9/27/06

Revenue:
Company restaurant sales	$216,792	$234,705
Franchise and license revenue	24,617	23,491
Total operating revenue	241,409	258,196
Costs of company restaurant sales	190,896	202,279
Costs of franchise and license revenue	6,858	6,772
General and administrative expenses	15,974	16,440
Depreciation and amortization	12,117	13,812
Operating gains, losses and other charges, net	(747)	(36,703)
Total operating costs and expenses	225,098	202,600
Operating income	16,311	55,596
Other expenses:
Interest expense, net	10,489	14,959
Other nonoperating expense, net	34	1,499
Total other expenses, net	10,523	16,458
Income before income taxes	5,788	39,138
Provision for income taxes	451	13,635
Net income	$5,337	$25,503

Net income per share:
Basic	$0.06	$0.28
Diluted	$0.05	$0.26

Weighted average shares outstanding:
Basic	93,915	92,348
Diluted	98,605	96,498

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Quarters	Three Quarters
	Ended	Ended
(In thousands, except per share amounts)	9/26/07	9/27/06

Revenue:
Company restaurant sales	$650,909	$680,735
Franchise and license revenue	68,193	68,937
Total operating revenue	719,102	749,672
Costs of company restaurant sales	575,392	592,911
Costs of franchise and license revenue	20,266	21,220
General and administrative expenses	49,067	49,259
Depreciation and amortization	37,475	41,997
Operating gains, losses and other charges, net	(16,427)	(43,491)
Total operating costs and expenses	665,773	661,896
Operating income	53,329	87,776
Other expenses:
Interest expense, net	32,783	44,449
Other nonoperating expense (income), net	(391)	1,475
Total other expenses, net	32,392	45,924
Income before income taxes and cumulative effect of change in accounting principle	20,937	41,852
Provision for income taxes	2,937	14,015
Net income before cumulative effect of change in accounting principle	18,000	27,837
Cumulative effect of change in accounting principle, net of tax	-	232
Net income	$18,000	$28,069

Net income per share:
Basic	$0.19	$0.30
Diluted	$0.18	$0.29

Weighted average shares outstanding:
Basic	93,674	92,060
Diluted	98,770	97,184

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/26/07	12/27/06

ASSETS
Current Assets
Cash and cash equivalents	$29,075	$26,226
Assets held for sale	4,421	4,735
Other	29,840	31,835
	63,336	62,796

Property, net	208,455	236,264
Goodwill	47,779	50,064
Intangible assets, net	63,812	66,882
Other assets	29,548	27,906
Total Assets	$412,930	$443,912

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$3,121	$5,532
Current maturities of capital lease obligations	6,198	6,979
Accounts payable and other accrued liabilities	119,397	123,291
	128,716	135,802
Long-Term Liabilities
Notes and debentures, less current maturities	377,479	415,801
Capital lease obligations, less current maturities	21,294	24,948
Other	86,546	91,379
	485,319	532,128
Total Liabilities	614,035	667,930
Total Shareholders' Deficit	(201,105)	(224,018)
Total Liabilities and Shareholders' Deficit	$412,930	$443,912

Debt Balances

(In thousands)	9/26/07	12/27/06

Credit facility revolver loans	$-	$-
Credit facility term loans	205,014	245,596
Capital leases and other debt	28,078	32,664
Senior notes due 2012	175,000	175,000
Total Debt	$408,092	$453,260

DENNY’S CORPORATION
Income, EBITDA and G&A Reconciliations
(Unaudited)

	Quarter	Quarter	Three Quarters	Three Quarters
Income and EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	9/26/07	9/27/06	9/26/07	9/27/06

Net income	$5.3	$25.5	$18.0	$28.1

Cumulative effect of change in accounting principle, net of tax	-	-	-	(0.2)
Provision for income taxes	0.5	13.6	2.9	14.0
Operating gains, losses and other charges, net	(0.7)	(36.7)	(16.4)	(43.5)
Other nonoperating expense (income), net	0.0	1.5	(0.4)	1.5
Share-based compensation	0.7	1.7	3.0	5.4

Adjusted income before taxes (1)	$5.8	$5.6	$7.1	$5.2

Interest expense, net	10.5	15.0	32.8	44.4
Depreciation and amortization	12.1	13.8	37.5	42.0
Cash payments for restructuring charges and exit costs	(3.0)	(1.4)	(6.2)	(3.4)
Cash payments for share-based compensation	(0.9)	(0.8)	(0.9)	(0.8)

Adjusted EBITDA (1)	$24.5	$32.2	$70.3	$87.4

	Quarter	Quarter	Three Quarters	Three Quarters
General and Administrative Expenses Reconciliation	Ended	Ended	Ended	Ended
(In millions)	9/26/07	9/27/06	9/26/07	9/27/06

Share-based compensation	$0.7	$1.7	$3.0	$5.4
Other general and administrative expenses	15.3	14.7	46.1	43.9
Total general and administrative expenses	$16.0	$16.4	$49.1	$49.3

(1)	We believe that, in addition to other financial measures, Adjusted Income (Loss) Before Taxes and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

DENNY’S CORPORATION
Quarterly Operating Margins
(Unaudited)

	Quarter		Quarter
	Ended		Ended
(In millions)	9/26/07		9/27/06

Total operating revenue (1)	$241.4	100.0%	$258.2	100.0%

Company restaurant operations: (2)
Company restaurant sales	216.8	100.0%	234.7	100.0%
Costs of company restaurant sales:
Product costs	55.5	25.6%	59.5	25.4%
Payroll and benefits	88.3	40.7%	95.6	40.7%
Occupancy	13.2	6.1%	12.9	5.5%
Other operating costs:
Utilities	11.0	5.1%	12.2	5.2%
Repairs and maintenance	5.4	2.5%	5.0	2.1%
Marketing	7.4	3.4%	7.8	3.3%
Legal settlements	1.6	0.7%	(0.8)	(0.3%)
Other	8.5	3.9%	10.1	4.3%
Total costs of company restaurant sales	$190.9	88.1%	$202.3	86.2%
Company restaurant operating margin (3)	$25.9	11.9%	$32.4	13.8%

Franchise operations: (4)
Franchise and license revenue	$24.6	100.0%	$23.5	100.0%
Costs of franchise and license revenue	6.9	27.9%	6.8	28.8%
Franchise operating margin (3)	$17.8	72.1%	$16.7	71.2%

Total operating margin (1)(3)	$43.7	18.1%	$49.1	19.0%

Other operating expenses: (1)(3)
General and administrative expenses	16.0	6.6%	16.4	6.4%
Depreciation and amortization	12.1	5.0%	13.8	5.3%
Operating gains, losses and other charges, net	(0.7)	(0.3%)	(36.7)	(14.2%)
Total other operating expenses	$27.3	11.3%	$(6.5)	(2.5%)

Operating income (1)	$16.3	6.8%	$55.6	21.5%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Annual Operating Margins
(Unaudited)

	Three Quarters		Three Quarters
	Ended		Ended
(In millions)	9/26/07		9/27/06

Total operating revenue (1)	$719.1	100.0%	$749.7	100.0%

Company restaurant operations: (2)
Company restaurant sales	650.9	100.0%	680.7	100.0%
Costs of company restaurant sales:
Product costs	167.0	25.7%	170.2	25.0%
Payroll and benefits	273.1	42.0%	281.5	41.4%
Occupancy	39.3	6.0%	38.6	5.7%
Other operating costs:
Utilities	31.8	4.9%	34.5	5.1%
Repairs and maintenance	14.2	2.2%	14.0	2.1%
Marketing	21.8	3.4%	22.8	3.4%
Legal settlements	3.1	0.5%	2.4	0.3%
Other	25.1	3.9%	28.8	4.2%
Total costs of company restaurant sales	$575.4	88.4%	$592.9	87.1%
Company restaurant operating margin (3)	$75.5	11.6%	$87.8	12.9%

Franchise operations: (4)
Franchise and license revenue	$68.2	100.0%	$68.9	100.0%
Costs of franchise and license revenue	20.3	29.7%	21.2	30.8%
Franchise operating margin (3)	$47.9	70.3%	$47.7	69.2%

Total operating margin (1)(3)	$123.4	17.2%	$135.5	18.1%

Other operating expenses: (1)(3)
General and administrative expenses	49.1	6.8%	49.3	6.6%
Depreciation and amortization	37.5	5.2%	42.0	5.6%
Operating gains, losses and other charges, net	(16.4)	(2.3%)	(43.5)	(5.8%)
Total other operating expenses	$70.1	9.8%	$47.8	6.4%

Operating income (1)	$53.3	7.4%	$87.8	11.7%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue.  As such, operating margin is considered a non-GAAP financial measure.  Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Three Quarters	Three Quarters
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	9/26/07	9/27/06	9/26/07	9/27/06

Company-Owned Same-Store Sales	1.3%	4.2%	0.7%	2.8%
Guest Check Average	6.0%	3.7%	4.1%	5.2%
Guest Counts	(4.5%)	0.6%	(3.2%)	(2.2%)

Franchised Same-Store Sales	3.2%	4.7%	2.2%	4.1%

	Quarter	Quarter	Three Quarters	Three Quarters
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	9/26/07	9/27/06	9/26/07	9/27/06

Company-Owned Units	$445.7	$438.0	$1,289.4	$1,270.1

Franchised Units	$402.3	$385.8	$1,148.6	$1,113.5

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total

Ending Units 6/27/07	488	1,051	1,539

Units Opened	2	2	4
Units Acquired	0	0	0
Units Refranchised	(22)	22	0
Units Closed	0	(4)	(4)
Net Change	(20)	20	0

Ending Units 9/26/07	468	1,071	1,539

Equivalent Units
Third Quarter 2006	536	1,025	1,561
Third Quarter 2007	485	1,054	1,539
	(51)	29	(22)